Exhibit 99.1

ITEM 8.	Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Newpark Resources, Inc.
The Woodlands, Texas

We have audited the accompanying consolidated balance sheets of Newpark Resources, Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such 2009 and 2008 consolidated financial statements present fairly, in all material respects, the financial position of Newpark Resources, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 16 to the consolidated financial statements, the Company has presented condensed consolidating financial information of certain subsidiaries.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 3, 2010 (not presented herein) expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/  Deloitte & Touche LLP

Houston, Texas
March 3, 2010 (May 12, 2010, as to Note 16)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Newpark Resources, Inc.

We have audited the accompanying consolidated statements of operations, comprehensive (loss) income, stockholders’ equity, and cash flows of Newpark Resources, Inc. for the year ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Newpark Resources, Inc. for the year ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 8 to the consolidated financial statements, effective January 1, 2007 the Company adopted the provisions for the accounting for uncertainty in income taxes.

/s/  Ernst & Young LLP

Houston, Texas
March 6, 2008 except as to: (i) the reclassification in 2008 of the U.S. Environmental Services business as continuing
operations as to which the date is March 6, 2009,
(ii) the reclassifications in the consolidated statement of operations discussed in Note 1 as to which the date is March 3, 2010, and
(iii) Note 16 as to which the date is May 12, 2010

Newpark Resources, Inc.

Consolidated Balance Sheets
December 31,

	2009	2008
	(In thousands, except share data)

ASSETS
Cash and cash equivalents	$11,534	$8,252
Receivables, net	122,386	211,366
Inventories	115,495	149,304
Deferred tax asset	7,457	22,809
Prepaid expenses and other current assets	11,740	11,062

Total current assets	268,612	402,793
Property, plant and equipment, net	224,625	226,627
Goodwill	62,276	60,268
Other intangible assets, net	16,037	18,940
Other assets	13,564	5,051

Total assets	$585,114	$713,679

LIABILITIES AND STOCKHOLDERS’ EQUITY
Foreign bank lines of credit	$6,901	$11,302
Current maturities of long-term debt	10,319	10,391
Accounts payable	62,992	89,018
Accrued liabilities	25,290	38,946

Total current liabilities	105,502	149,657
Long-term debt, less current portion	105,810	166,461
Deferred tax liability	2,083	15,979
Other noncurrent liabilities	3,697	3,700

Total liabilities	217,092	335,797
Commitments and contingencies (Note 14)
Common stock, $0.01 par value, 200,000,000 and 100,000,000 shares authorized and 91,672,871 and 91,139,966 shares issued, respectively	917	911
Paid-in capital	460,544	457,012
Accumulated other comprehensive income	8,635	1,296
Retained deficit	(86,660)	(66,087)
Treasury stock, at cost; 2,727,765 and 2,646,409 shares, respectively	(15,414)	(15,250)

Total stockholders’ equity	368,022	377,882

Total Liabilities and Stockholders’ Equity	$585,114	$713,679

See Accompanying Notes to Consolidated Financial Statements

Newpark Resources, Inc.

Consolidated Statements of Operations
Years Ended December 31,

	2009	2008	2007
	(In thousands, except
	per share data)

Revenues	$490,275	$858,350	$671,207

Cost of revenues	447,624	703,430	531,127
Selling, general and administrative expenses	61,205	81,394	73,057
Other (income) expense, net	(3,229)	2,030	620

Operating (loss) income	(15,325)	71,496	66,403

Foreign currency exchange (gain) loss	(1,870)	1,269	(1,083)
Interest expense	9,334	10,881	20,251

(Loss) income from continuing operations before income taxes	(22,789)	59,346	47,235
Provision for income taxes	(2,216)	20,046	15,472

(Loss) income from continuing operations	(20,573)	39,300	31,763
Loss from discontinued operations, net of tax	—	(842)	(3,488)
Loss from disposal of discontinued operations, net of tax	—	—	(1,613)

Net (loss) income	$(20,573)	$38,458	$26,662

Basic weighted average common shares outstanding	88,500	88,987	90,015
Diluted weighted average common shares outstanding	88,500	89,219	90,527

(Loss) income per common share (basic):
(Loss) income from continuing operations	$(0.23)	$0.44	$0.35
Loss from discontinued operations	—	(0.01)	(0.05)

Net (loss) income per common share	$(0.23)	$0.43	$0.30

(Loss) income per common share (diluted):
(Loss) income from continuing operations	$(0.23)	$0.44	$0.35
Loss from discontinued operations	—	(0.01)	(0.06)

Net (loss) income per common share	$(0.23)	$0.43	$0.29

See Accompanying Notes to Consolidated Financial Statements

Newpark Resources, Inc.

Consolidated Statements of Comprehensive (Loss) Income
Years Ended December 31,

	2009	2008	2007
	(In thousands)

Net (loss) income	$(20,573)	$38,458	$26,662
Changes in fair value of interest rate swap, net of tax	452	(1,310)	240
Foreign currency translation	6,887	(11,382)	5,808

Comprehensive (loss) income	$(13,234)	$25,766	$32,710

See Accompanying Notes to Consolidated Financial Statements

Newpark Resources, Inc.

Consolidated Statements of Stockholders’ Equity
Years Ended December 31,

			Accumulated
			Other
	Common	Paid-In	Comprehensive	Retained	Treasury
	Stock	Capital	Income	Deficit	Stock	Total
	(In thousands)

Balance at January 1, 2007	$897	$444,763	$7,940	$(130,457)	$—	$323,143
Employee stock options and employee stock purchase plan	4	2,239	—	—	—	2,243
Stock-based compensation expense	—	3,434	—	—	—	3,434
Vesting of restricted stock	1	(1)	—	—	—	—
Income tax effect, net, of employee stock option activity	—	(116)	—	—	—	(116)
Changes in fair value of interest rate swap and cap (net of tax)	—	—	240	—	—	240
Foreign currency translation	—	—	5,808	—	—	5,808
Adoption of new accounting principle on income taxes	—	—	—	(750)	—	(750)
Net income	—	—	—	26,662	—	26,662

Balance at December 31, 2007	902	450,319	13,988	(104,545)	—	360,664
Employee stock options and employee stock purchase plan	3	1,907	—	—	—	1,910
Stock-based compensation expense	—	5,128	—	—	—	5,128
Issuance of restricted stock and restricted stock units	6	(6)	—	—	—	—
Income tax effect, net, of employee stock option activity	—	(336)	—	—	—	(336)
Changes in fair value of interest rate swap (net of tax)	—	—	(1,310)	—	—	(1,310)
Treasury shares purchased at cost	—	—	—	—	(15,250)	(15,250)
Foreign currency translation	—	—	(11,382)	—	—	(11,382)
Net income	—	—	—	38,458	—	38,458

Balance at December 31, 2008	911	457,012	1,296	(66,087)	(15,250)	377,882
Employee stock options and employee stock purchase plan	2	99	—	—	—	101
Stock-based compensation expense	—	3,437	—	—	—	3,437
Issuance of restricted stock and restricted stock units	4	(4)	—	—	—	—
Changes in fair value of interest rate swap (net of tax)	—	—	452	—	—	452
Treasury shares purchased at cost	—	—	—	—	(164)	(164)
Foreign currency translation	—	—	6,887	—	—	6,887
Net income	—	—	—	(20,573)	—	(20,573)

Balance at December 31, 2009	$917	$460,544	$8,635	$(86,660)	$(15,414)	$368,022

See Accompanying Notes to Consolidated Financial Statements

Newpark Resources, Inc.

Consolidated Statements of Cash Flows
Years Ended December 31,

	2009	2008	2007
	(In thousands)

Cash flows from operating activities:
Net (loss) income	$(20,573)	$38,458	$26,662
Adjustments to reconcile net (loss) income to net cash provided by operations:
Net loss from discontinued operations	—	842	3,488
Net loss on disposal of discontinued operations	—	—	1,613
Non-cash impairment charges	1,166	3,840	—
Depreciation and amortization	28,138	27,343	23,601
Stock-based compensation expense	3,437	5,128	3,434
Provision for deferred income taxes	(6,916)	12,773	9,951
Provision for doubtful accounts	2,301	2,664	1,315
Loss (gain) on sale of assets	233	(245)	30
Change in assets and liabilities:
Decrease (increase) in receivables	89,340	(67,741)	5,146
Decrease (increase) in inventories	35,182	(37,002)	(12,764)
(Increase) decrease in other assets	(800)	4,651	1,926
(Decrease) increase in accounts payable	(28,710)	21,340	2,428
(Decrease) increase in accrued liabilities and other	(13,979)	16,090	(4,869)

Net operating activities of continuing operations	88,819	28,141	61,961
Net operating activities of discontinued operations	—	546	6,210

Net cash provided by operating activities	88,819	28,687	68,171

Cash flows from investing activities:
Capital expenditures	(18,544)	(22,494)	(22,176)
Proceeds from sale of property, plant and equipment	1,400	510	986
Business acquisitions	—	(1,184)	(23,203)

Net investing activities of continuing operations	(17,144)	(23,168)	(44,393)
Net investing activities of discontinued operations	—	—	4,101

Net cash used in investing activities	(17,144)	(23,168)	(40,292)

Cash flows from financing activities:
Net (payments) borrowings on lines of credit	(55,701)	23,593	67,369
Principal payments on notes payable and long-term debt	(10,439)	(12,252)	(155,026)
Long-term borrowings	—	—	50,000
Proceeds from employee stock plans	143	1,910	2,243
Purchase of treasury stock	(268)	(15,250)	—

Net financing activities of continuing operations	(66,265)	(1,999)	(35,414)
Net financing activities of discontinued operations	—	(63)	(235)

Net cash used in financing activities	(66,265)	(2,062)	(35,649)

Effect of exchange rate changes on cash	(2,128)	(946)	758

Net increase (decrease) in cash and cash equivalents	3,282	2,511	(7,012)
Cash and cash equivalents at beginning of year	8,252	5,741	12,753

Cash and cash equivalents at end of year	$11,534	$8,252	$5,741

Cash paid for:
Income taxes (net of refunds)	$5,179	$6,231	$6,785
Interest	$7,564	$10,355	$17,905

See Accompanying Notes to Consolidated Financial Statements

NEWPARK RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Summary of Significant Accounting Policies

Organization and Principles of Consolidation.  Newpark Resources, Inc., a Delaware corporation, provides fluids management, waste disposal, and well site preparation products and services principally to the oil and gas exploration and production (“E&P”) industry, in the United States, Canada, Brazil, United Kingdom, Mexico and certain areas of Europe and North Africa. The consolidated financial statements include our company and our wholly-owned subsidiaries (“we”, “our” or “us”). All intercompany transactions are eliminated in consolidation.

We have reclassified certain items previously reported to conform with the presentation for the year ended December 31, 2009. Effective January 1, 2009, we modified the presentation of expenses on the Consolidated Statement of Operations, expanding the presentation to include separate line items for selling, general and administrative expenses, and other (income) expense, net. Prior to the modification, the Consolidated Statements of Operations included a line item for general and administrative expenses, which reflected only the expenses associated with our corporate office, while all operating segment expenses were reported within cost of revenues. Following this reclassification, selling, general and administrative expenses includes all expenses of this nature from our operating segments as well as our corporate office. As a result of this reclassification, $54.8 million and $50.1 million of expenses previously reported in cost of revenues for the years ended December 31, 2008 and 2007, respectively, are now reflected in selling, general and administrative expenses.

Use of Estimates and Market Risks.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates used in preparing our consolidated financial statements include, but are not limited to the following: allowances for sales returns, allowances for doubtful accounts, reserves for self-insured retentions under insurance programs, reserves for incentive compensation programs, fair values used for goodwill impairment testing, undiscounted future cash flows used for impairment testing of long-lived assets and valuation allowances for deferred tax assets.

Our operating results depend primarily on oil and gas drilling activity levels in the markets we serve. Drilling activity, in turn, depends on oil and gas commodities pricing, inventory levels and product demand. Oil and gas prices and activity are cyclical and volatile. This market volatility has a significant impact on our operating results.

Cash Equivalents.  All highly liquid investments with a remaining maturity of three months or less at the date of acquisition are classified as cash equivalents.

Allowance for Doubtful Accounts.  Reserves for uncollectible accounts receivable are determined on a specific identification basis when we believe that the required payment of specific amounts owed to us is not probable.

The majority of our revenues are from mid-sized and international oil companies and government-owned or government-controlled oil companies, and we have receivables in several foreign jurisdictions. Changes in the financial condition of our customers or political changes in foreign jurisdictions could cause our customers to be unable to repay these receivables, resulting in additional allowances.

Allowance for Sales Returns.  We maintain reserves for estimated customer returns of unused materials in our Fluids Systems and Engineering segment. The reserves are established based upon historical customer return levels and estimated gross profit levels attributable to product sales.

Inventories.  Inventories are stated at the lower of cost (principally average cost) or market. Certain conversion costs associated with the acquisition, production, blending and storage of inventory in our Fluids Systems and Engineering segment as well as in the manufacturing operations in the Mats and Integrated Services segment are capitalized as a component of the carrying value of the inventory and expensed as a component of cost of revenues as the products are sold. Reserves for inventory obsolescence are determined based on the fair value of

NEWPARK RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the inventory using factors such as our historical usage of inventory on-hand, future expectations related to our customers needs, market conditions and the development of new products.

Property, Plant and Equipment.  Property, plant and equipment are recorded at cost. Additions and improvements that extend the useful life of the assets are capitalized. Maintenance and repairs are charged to expense as incurred. The cost of property, plant and equipment sold or otherwise disposed of and the accumulated depreciation thereon are eliminated from the property and related accumulated depreciation accounts, and any gain or loss is credited or charged to income.

For financial reporting purposes, except as described below, depreciation is provided on property, plant and equipment, including assets held under capital leases, by utilizing the straight-line method over the following estimated useful service lives or lease term:

Computers and office equipment	3-5 years
Wooden mats	3-5 years
Autos & light trucks	5-7 years
Furniture, fixtures & trailers	7-10 years
Composite mats	7-12 years
Machinery and heavy equipment	5-15 years
Owned buildings	20-39 years
Leasehold improvements	Lease term, including reasonably assured renewal periods

We compute the provision for depreciation on certain of our environmental disposal assets and our barite grinding mills using the unit-of-production method. In applying this method, we have considered certain factors which affect the expected production units (lives) of these assets. These factors include periods of non-use for normal maintenance and economic slowdowns.

Goodwill and Other Intangible Assets.  Goodwill represents the excess of the purchase price of acquisitions over the fair value of the net identifiable assets acquired. Goodwill and other intangible assets with indefinite lives are not amortized. Intangible assets with finite useful lives are amortized either on a straight-line basis over the asset’s estimated useful life or on a basis that reflects the pattern in which the economic benefits of the asset are realized. Any period costs of maintaining intangible assets are expensed as incurred.

Impairment of Long-Lived Assets.  Goodwill and other indefinite-lived intangible assets are tested for impairment annually as of November 1, or more frequently, if an indication of impairment exists. The impairment test includes a comparison of the carrying value of net assets of our reporting units, including goodwill, with their estimated fair values, which we determine using a combination of a market multiple and discounted cash flow approach. If the carrying value exceeds the estimated fair value, an impairment charge is recorded in the period in which such review is performed. We identify our reporting units based on our analysis of several factors, including our operating segment structure, evaluation of the economic characteristics of our geographic regions within each of our operating segments, and the extent to which our business units share assets and other resources.

We review property, plant and equipment, finite-lived intangible assets and certain other assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. We assess recoverability based on expected undiscounted future net cash flows. In estimating expected cash flows, we use a probability-weighted approach. Should the review indicate that the carrying value is not fully recoverable, the amount of impairment loss is determined by comparing the carrying value to the estimated fair value.

Insurance.  We maintain reserves for estimated future payments associated with our self-insured employee healthcare programs, as well as the self-insured retention exposures under our general liability, auto liability and workers compensation insurance policies. Our reserves are determined based on historical cost experience under

NEWPARK RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

these programs, including estimated development of known claims under these programs and estimated incurred-but-not-reported claims.

Revenue Recognition.  The Fluids Systems and Engineering segment recognizes sack and bulk material additive revenues upon shipment of materials and passage of title. Formulated liquid systems revenues are recognized when utilized or lost downhole while drilling. An allowance for product returns is maintained, reflecting estimated future customer product returns. Engineering and related services are provided to customers at agreed upon hourly or daily rates, and revenues are recognized when the services are performed.

For the Mats and Integrated Services segment, revenues from the sale of mats are recognized when title passes to the customer, which is upon shipment or delivery, depending upon the terms of the underlying sales contract. Revenues for services and rentals provided by this segment are generated from both fixed-price and unit-priced contracts, which are short-term in duration. The activities under these contracts include site preparation, pit design, construction, drilling waste management, and the installation and rental of mat systems for a period of time generally not to exceed 60 days. Revenues from services provided under these contracts are recognized as the specified services are completed. Revenues from any subsequent extensions to the rental agreements are recognized over the extension period.

For our Environmental Services segment, revenues are recognized when we take title to the waste, which is upon receipt of the waste at one of our facilities. All costs related to the transporting and disposing of the waste received are accrued when that revenue is recognized.

Shipping and handling costs are reflected in cost of revenues, and all reimbursements by customers of shipping and handling costs are included in revenues.

Income Taxes.  We provide for deferred taxes using an asset and liability approach by measuring deferred tax assets and liabilities due to temporary differences existing at year end using currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. We reduce deferred tax assets by a valuation allowance when, based on our estimates, it is more likely than not that a portion of those assets will not be realized in a future period. The estimates utilized in recognition of deferred tax assets are subject to revision, either up or down, in future periods based on new facts or circumstances. We evaluate uncertain tax positions and record a liability to reflect unrecognized tax benefits, as circumstances warrant. We have a $0.8 million liability for uncertain tax positions recorded as of December 31, 2009 and 2008.

Stock-Based Compensation.  All share-based payments to employees, including grants of employee stock options, are recognized in the income statement based on their fair values. We use the Black-Scholes option-pricing model for measuring the fair value of stock options granted and recognize stock-based compensation based on the grant date fair value, net of an estimated forfeiture rate, for all share-based awards granted after December 31, 2005, and granted prior to, but not yet vested as of December 31, 2005, on a straight-line basis over the vesting term.

Foreign Currency Transactions.  The majority of our transactions are in U.S. dollars; however, our foreign subsidiaries maintain their accounting records in the respective local currency. These currencies are converted to U.S. dollars with the effect of the foreign currency translation reflected in “accumulated other comprehensive income,” a component of stockholders’ equity. Foreign currency transaction gains (losses), if any, are credited or charged to income. We recorded a net transaction gain (loss) totaling $1.9 million, ($1.3) million, and $1.1 million in 2009, 2008 and 2007, respectively. At December 31, 2009 and 2008, cumulative foreign currency translation adjustments, net of tax, related to foreign subsidiaries reflected in stockholders’ equity amounted to $9.5 million and $2.4 million, respectively.

Derivative Financial Instruments.  We monitor our exposure to various business risks including interest rates and foreign currency exchange rates and occasionally use derivative financial instruments to manage the impact of certain of these risks. At the inception of a new derivative, we designate the derivative as a cash flow or

NEWPARK RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

fair value hedge or we determine the derivative to be undesignated as a hedging instrument based on the underlying facts. We do not enter into derivative instruments for trading purposes.

New Accounting Standards.  In October 2009, the Financial Accounting Standards Board (“FASB”) issued additional guidance on multiple-deliverable revenue arrangements. The guidance provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. It replaces the term “fair value” in the revenue allocation guidance with “selling price” to clarify that the allocation of revenue is based on entity-specific assumptions rather than assumptions of a marketplace participant, and they establish a selling price hierarchy for determining the selling price of a deliverable. The amendments eliminate the residual method of allocation and require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, and they significantly expand the required disclosures related to multiple-deliverable revenue arrangements. The amendments will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning after June 15, 2010 and we do not expect the impact of this statement to be material.

On October 1, 2009, we adopted new accounting guidance relating to fair value measurements and disclosures. The guidance provides clarification in circumstances in which a quoted price in an active market for when an identical liability is not available, a reporting entity is required to measure fair value using (a) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities and/or (b) an income approach valuation technique or a market approach valuation technique. The adoption did not have a material effect on our consolidated financial position or results of operations.

On September 15, 2009, we adopted new accounting guidance issued by the FASB, which established the FASB Accounting Standards Codification, a new source of authoritative accounting principles applicable to nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP known as “The Codification”. The Codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. As of the effective date, all existing non-SEC accounting standard documents were superseded.

On January 1, 2009, we adopted new accounting guidance relating to changes in the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (1) how and why an entity uses derivative instruments, (2) how derivative instruments and related hedged items are accounted for and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The adoption did not have a material effect on our consolidated financial position or results of operations. See Note 7 “Fair Value of Financial Instruments and Concentrations of Credit Risk” for additional details on our derivative instruments and hedging activities.

On January 1, 2009, we adopted new accounting guidance regarding factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The objective of the new guidance is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset. The adoption did not have a material effect on our consolidated financial position or results of operations.

On January 1, 2009, we adopted revised accounting guidance on the accounting for acquisitions of businesses. The revision changed the previous guidance, requiring that all acquired assets, liabilities, minority interest and certain contingencies be measured at fair value, and certain other acquisition-related costs be expensed rather than capitalized. The revised guidance applies to acquisitions that were effective after December 31, 2008, and application of the standard to acquisitions prior to that date was not permitted. The adoption did not have a material effect on our consolidated financial position or results of operations.

NEWPARK RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2 — Discontinued Operations

During 2007, we completed the sale of a sawmill facility that historically supplied wood products to third parties and provided wooden mat materials for our Mats and Integrated Services segment. As a result of this sale, we recorded a loss from disposal of discontinued operations of $3.2 million ($1.6 million after-tax). Also during 2007, we exited certain Environmental Services activities in the Canadian market.

Discontinued operations includes the results of operations of the sawmill facility, and the Canadian Environmental Services business, summarized as follows:

	2009	2008	2007
	(In thousands)

Revenues	$—	$—	$17,337
Loss from discontinued operations before income taxes	—	(1,479)	(4,078)
Loss from discontinued operations, net of tax	—	(842)	(3,488)
Loss from disposal of discontinued operations, before income taxes	—	—	(3,200)
Loss from disposal of discontinued operations, net of tax	—	—	(1,613)

3.	Inventories

Inventories consisted of the following items at December 31:

	December 31,	December 31,
	2009	2008
	(In thousands)

Finished goods- mats	$1,681	$4,701
Raw materials and components:
Drilling fluids	113,287	144,138
Mats	527	465

Total raw materials and components	113,814	144,603

Total	$115,495	$149,304

4.	Property, Plant and Equipment

Our investment in property, plant and equipment consisted of the following at December 31:

	2009	2008
	(In thousands)

Land	$14,262	$14,198
Buildings and improvements	129,614	70,149
Machinery and equipment	189,094	241,059
Construction in progress	1,467	2,535
Mats (rental fleet)	43,699	42,607

	378,136	370,548
Less accumulated depreciation	(153,511)	(143,921)

Property , plant and equipment, net	$224,625	$226,627

Depreciation expense was $24.8 million, $23.6 million and $22.4 million in 2009, 2008 and 2007, respectively.

NEWPARK RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Goodwill, Other Intangibles and Impairments of Long-Lived Assets

Changes in the carrying amount of goodwill by reportable segment are as follows:

		Mats and
	Fluids Systems	Integrated
	& Engineering	Services	Total
	(In thousands)

Balance at December 31, 2007	$48,129	$14,487	$62,616
Acquisitions	—	442	442
Effects of foreign currency	(2,790)	—	(2,790)

Balance at December 31, 2008	$45,339	$14,929	$60,268
Effects of foreign currency	2,008	—	2,008

Balance at December 31, 2009	$47,347	$14,929	$62,276

Other intangible assets consist of the following:

	December 31, 2009			December 31, 2008
	Gross			Gross
	Carrying	Accumulated	Intangible	Carrying	Accumulated	Intangible
	Amount	Amortization	Assets, Net	Amount	Amortization	Assets, Net
	(In thousands)

Technology related	$7,315	$(3,634)	$3,681	$10,684	$(6,228)	$4,456
Customer related	10,732	(4,828)	5,904	10,694	(3,103)	7,591
Employment related	2,733	(1,197)	1,536	2,530	(608)	1,922

Total amortizing intangible assets	20,780	(9,659)	11,121	23,908	(9,939)	13,969

Permits and licenses	3,993	—	3,993	3,973	—	3,973
Trademarks	923	—	923	998	—	998

Total indefinite-lived intangible assets	4,916	—	4,916	4,971	—	4,971

Total intangible assets	$25,696	$(9,659)	$16,037	$28,879	$(9,939)	$18,940

Total amortization expense in 2009, 2008 and 2007 related to other intangible assets was $3.3 million, $3.7 million and $1.2 million, respectively.

Estimated future amortization expense for the years ended December 31 is as follows (in thousands):

2010	2,623
2011	2,322
2012	1,639
2013	1,105
2014	829
Thereafter	2,603

Total	$11,121

We have evaluated the carrying values of our goodwill and other indefinite-lived intangible assets during the fourth quarter of 2009. The evaluation included consideration of the significant declines in revenues and profitability encountered in 2009, along with the impact of cost reduction programs and forecasted cash flow

NEWPARK RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

projections for each reporting unit. In completing this evaluation, we determined that no reporting unit has a fair value below its net carrying value. However, while our analysis indicated that the fair value of our drilling fluids business remains significantly in excess of carrying value, our mats and integrated services reporting unit exceeded net carrying value by less than 10%. Our estimated fair value is determined using a combination of a market multiple and discounted cash flow approach, using internally developed forecasts for the business unit. Deterioration in the operating income and cash flows provided by this reporting unit could potentially result in impairments in goodwill. As of December 31, 2009, the consolidated balance sheet includes $14.9 million of goodwill for the Mats and Integrated Services segment.

6.	Debt

Debt consisted of the following at December 31, 2009 and 2008:

	2009	2008
	(In thousands)

Term loan	$30,000	$40,000
Revolving credit facility	85,000	136,000
Foreign bank lines of credit	6,901	11,543
Other	1,129	611

Total	$123,030	$188,154
Less: current portion	(17,220)	(21,693)

Long-term portion	$105,810	$166,461

We borrow or repay against our outstanding revolving credit facility balance on a daily basis, based on our daily cash requirements. For the year ended December 31, 2009, total daily borrowings and repayments on our revolving credit facility were $116.0 million and $167.0 million, respectively, while borrowings and repayments for the year ended December 31, 2008 were $235.0 million and $216.0 million, respectively.

In December 2007, we entered into a $225.0 million Amended and Restated Credit Agreement (“Credit Agreement”) with a five year term, expiring in December 2012. The Credit Agreement consisted of a $175.0 million revolving credit facility and a $50.0 million term loan, which is to be repaid through annual principal payments of $10 million which began in December 2008. The Credit Agreement contains certain financial covenants including a minimum fixed charge coverage ratio, a maximum consolidated leverage ratio, and a maximum funded debt-to-capitalization ratio. At June 30, 2009, we were not in compliance with the fixed charge coverage ratio and consolidated leverage ratio covenants. However, in July 2009, we entered into the First Amendment and Waiver to Amended and Restated Credit Agreement (“First Amendment”). The First Amendment provided a waiver of the financial covenant violations as of June 30, 2009 and modified certain covenant requirements through June 30, 2010, after which time the covenants will return to those originally set forth in the Credit Agreement. The modified covenant requirements are as follows:

	December 31,	March 31,	June 30,
	2009	2010	2010	Thereafter

Fixed charge coverage ratio (minimum)	0.90	1.00	1.10	1.20
Consolidated leverage ratio (maximum)	4.00	3.50	3.00	3.00

Historically, our performance for financial covenant compliance purposes was based on our trailing four fiscal quarter results. Under the First Amendment, financial covenant calculations utilize annualized results beginning with the third quarter of 2009, and continuing through March 31, 2010, after which time the calculations will return to using trailing four fiscal quarter results.

NEWPARK RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We were in compliance with these covenants as of December 31, 2009, and expect to remain in compliance through December 31, 2010. The calculated financial performance for these covenants as of December 31, 2009, is as follows:

		Calculation as of
	Covenant	December 31,
	Requirement	2009

Fixed charge coverage ratio	0.90 minimum	1.82
Consolidated leverage ratio	4.00 maximum	2.61
Funded debt-to-captalization ratio	45.0% maximum	23.9%

The First Amendment also reduced the revolving credit facility from $175.0 million to $150.0 million, and provided for adjustments in the interest rates and commitment fees under the credit facility. Under the Credit Agreement, as amended by the First Amendment, we can elect to borrow at an interest rate either based on LIBOR plus a margin based on our consolidated leverage ratio, ranging from 400 to 750 basis points, or at an interest rate based on the greatest of: (a) prime rate, (b) the federal funds rate in effect plus 50 basis points, or (c) the Eurodollar rate for a Eurodollar Loan with a one-month interest period plus 100 basis points, in each case plus a margin ranging from 300 to 650 basis points. The First Amendment also increased the commitment fee rate payable under the credit facility, which is now fixed at 50 basis points. The applicable margin on LIBOR borrowings at December 31, 2009 was 425 basis points.

As of December 31, 2009, $78.0 million of the outstanding principal of the revolving credit facility was bearing interest at LIBOR plus 425 basis points, or 4.53%, while the remaining $7.0 million in outstanding principal was bearing interest at Prime Rate plus 325 basis points, or 6.50%. In January 2008, we entered into interest rate swap agreements to effectively fix the underlying LIBOR rate on our borrowings under the term loan. The initial notional amount of the swap agreements totaled $50.0 million, reducing by $10.0 million each December, matching the required principal repayments under the term loan. As a result of the swap agreements, we will pay a fixed rate of 3.74% over the term of the loan plus the applicable LIBOR margin, which was 425 basis points at December 31, 2009. The weighted average interest rate on the outstanding balances under our Credit Agreement including the interest rate swaps as of December 31, 2009 and 2008 was 5.55% and 3.46%, respectively.

The Credit Agreement is a senior secured obligation, secured by first liens on all of our U.S. tangible and intangible assets, including our accounts receivable and inventory. Additionally, a portion of the capital stock of our non-U.S. subsidiaries has also been pledged as collateral.

Our foreign Fluid Systems and Engineering subsidiaries in Italy and Brazil maintain local credit arrangements consisting primarily of lines of credit with several banks, which are renewed on an annual basis. We utilize local financing arrangements in our foreign operations in order to preserve credit availability under our corporate credit agreement, as well as to reduce the net investment in foreign operations subject to foreign currency risk. Advances under these short-term credit arrangements are typically based on a percentage of the subsidiary’s accounts receivable or firm contracts with certain customers. The weighted average interest rate under these arrangements was 6.83% at December 31, 2009 on a total outstanding balance of $6.9 million.

At December 31, 2009, $9.9 million in letters of credit were issued and outstanding including $3.6 million related to our insurance programs. In addition, we had $85.0 million outstanding under our revolving credit facility at December 31, 2009. The outstanding balance and letters of credit under our credit facility leave $55.1 million of availability at December 31, 2009. Additionally, we had $1.8 million in letters of credit outstanding relating to foreign operations.

NEWPARK RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We incurred interest expense of $9.3 million, $10.9 million and $20.3 million in 2009, 2008 and 2007, respectively. The year ended 2007 included charges for the write-off of debt issuance costs of $4.0 million. In conjunction with the First Amendment, we capitalized $1.7 million for debt issuance costs paid during 2009 and wrote off $0.2 million of previously capitalized costs relating to the Credit Agreement.

Scheduled maturities of all long-term debt are as follows (in thousands):

2011	$105,294
2012	72
2013	72
2014 and thereafter	372

Total	$105,810

7.	Fair Value of Financial Instruments and Concentrations of Credit Risk

Fair Value of Financial Instruments

Our derivative instruments consist of interest rate swap agreements entered into in January 2008 which effectively fix the underlying LIBOR rate on our borrowings under our term loan. The initial notional amount of the swap agreements totaled $50.0 million reducing by $10.0 million each December, matching the required principal payments under the term loan. As of December 31, 2009, $30.0 million remained outstanding on the term loan. As a result of the swap agreements, we will pay a fixed rate of 3.74% plus the applicable LIBOR margin.

The swap agreements represent a cash flow hedge, entered into for the purpose of fixing a portion of our borrowing costs and thereby decreasing the volatility of future cash flows. These agreements are valued based upon “level 2” fair value criteria, where the fair value of these instruments is determined using observable inputs, including quoted prices for similar assets/liabilities and market corroborated inputs as well as quoted prices in inactive markets. The fair value of the interest rate swap arrangements was $0.9 million and $1.3 million, net of tax as of December 31, 2009 and 2008, respectively, recorded within accrued liabilities.

Our financial instruments include cash and cash equivalents, receivables, payables, debt, and certain derivative financial instruments. We believe the carrying values of these instruments approximated their fair values at December 31, 2009 and 2008. We estimate the fair value of our derivative instruments by obtaining available market information and quotes from brokers.

At December 31, 2009 and 2008, the estimated fair value of total debt is equal to the carrying value of $123.0 million and $188.2 million, respectively.

Concentrations of Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash, trade accounts and notes receivable and our interest rate swaps. We maintain cash and cash equivalents with various financial institutions. As part of our investment strategy, we perform periodic evaluations of the relative credit standing of these financial institutions.

NEWPARK RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accounts Receivable.  Accounts receivable at December 31, 2009 and 2008 include the following:

	2009	2008
	(In thousands)

Billed receivables	$90,200	$168,320
Unbilled receivables	33,709	42,692

Gross trade receivables	123,909	211,012
Allowance for doubtful accounts	(5,969)	(4,259)

Net trade receivables	117,940	206,753
Notes and other receivables	4,446	4,613

Total receivables, net	$122,386	$211,366

We derive a significant portion of our revenues from companies in the E&P industry, and our customer base is highly concentrated in major and independent oil and gas E&P companies operating in the markets that we serve. In 2009, approximately 51% of our consolidated revenues were derived from our 20 largest customers. We maintain an allowance for losses based upon the expected collectability of accounts receivable. Changes in this allowance for 2009, 2008 and 2007 are as follows.

	2009	2008	2007
	(In thousands)

Balance at beginning of year	$4,259	$3,915	$2,356
Provision for uncollectible accounts	2,301	2,664	1,315
Write-offs, net of recoveries	(591)	(2,320)	244

Balance at end of year	$5,969	$4,259	$3,915

During the years ended December 31, 2009, 2008 and 2007, no single customer accounted for more than 10% of total sales. We periodically review the collectability of our notes receivable and adjust the carrying value to the net realizable value. Adjustments to the carrying value of notes receivable were not significant in 2009 or 2008.

8.	Income Taxes

The provision for income taxes charged to continuing operations was as follows:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Current tax (benefit) expense :
U.S. Federal	$(121)	$817	$538
State	(455)	(9)	2,604
Foreign	5,438	5,706	3,062

Total current	4,862	6,514	6,204

Deferred tax (benefit) expense :
U.S. Federal	(10,326)	15,068	10,668
State	1,108	(252)	(733)
Foreign	2,140	(1,284)	(667)

Total deferred	(7,078)	13,532	9,268

Total provision	$(2,216)	$20,046	$15,472

NEWPARK RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The total provision was allocated to the following component of (loss) income:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

(Loss) income from continuing operations	$(2,216)	$20,046	$15,472
Loss from discontinued operations	—	(637)	(2,177)

Total provision	$(2,216)	$19,409	$13,295

(Loss) income from continuing operations before income taxes was as follows:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

U.S.	$(31,868)	$45,088	$35,007
Foreign	9,079	14,258	12,228

(Loss) income from continuing operations before income taxes	$(22,789)	$59,346	$47,235

The effective income tax rate is reconciled to the statutory federal income tax rate as follows:

	Year Ended December 31,
	2009	2008	2007

Income tax (benefit) expense at federal statutory rate	(35.0)%	35.0%	35.0%
Nondeductible expenses	2.3%	2.0%	2.2%
Nondeductible stock based compensation expense	3.0%	—	—
Different rates on (net) earnings of foreign operations	(5.7)%	(2.2)%	(3.2)%
Tax exempt foreign earnings due to tax holidays	(3.7)%	(1.4)%	(0.6)%
Benefit of foreign interest deductible in U.S.	(2.0)%	(0.8)%	(1.0)%
Increase in valuation allowance	17.5%	1.6%	1.2%
Tax on undistributed earnings	2.6%	—	—
Foreign exchange gain	2.6%	—	—
Foreign tax withholdings	4.0%	—	—
State tax expense, net	3.6%	(0.4)%	2.1%
Other	1.1%	—	(2.9)%

Total income tax (benefit) expense	(9.7)%	33.8%	32.8%

NEWPARK RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Temporary differences and carryforwards which give rise to deferred tax assets and liabilities at December 31, 2009 and 2008 are as follows:

	2009	2008
	(In thousands)

Deferred tax assets:
Net operating losses	$46,009	$30,717
Accruals not currently deductible	6,710	5,394
Bad debts	2,054	1,454
Alternative minimum tax credits	4,735	4,485
Foreign tax credits	2,150	2,150
Other	3,534	5,041

Total deferred tax assets	65,192	49,241
Valuation allowance	(19,485)	(13,297)

Total deferred tax assets, net of allowances	45,707	35,944

Deferred tax liabilities:
Accelerated depreciation and amortization	28,610	26,398
Other	3,152	2,517

Total deferred tax liabilities	31,762	28,915

Total net deferred tax assets	$13,945	$7,029

Current portion of deferred tax assets	$7,457	$22,809
Non current portion of deferred tax assets	8,986	707
Current portion of deferred tax liabilities	(415)	(508)
Non current portion of deferred tax liabilities	(2,083)	(15,979)

Net deferred tax assets	$13,945	$7,029

For U.S. federal income tax purposes, we have net operating loss carryforwards (“NOLs”) of approximately $79.4 million that, if not used, will expire in 2021 through 2030. We also have approximately $4.7 million of alternative minimum tax credit carryforwards, which are not subject to expiration and are available to offset future regular income taxes subject to certain limitations. Additionally, for state income tax purposes, we have NOLs of approximately $250 million available to reduce future state taxable income. These NOLs expire in varying amounts beginning in year 2010 through 2029. Foreign NOLs of approximately $17.3 million are available to reduce future taxable income, some of which expire beginning in 2015.

The realization of our net deferred tax assets is dependent on our ability to generate taxable income in future periods. At December 31, 2009 and December 31, 2008, we have recorded a valuation allowance in the amount of $19.5 million and $13.3 million, respectively, related to state and foreign NOL carryforwards.

Unremitted foreign earnings permanently reinvested abroad upon which deferred income taxes have not been provided aggregated approximately $52.3 million and $38.0 million at December 31, 2009 and 2008, respectively. We have the ability and intent to leave these foreign earnings permanently reinvested abroad.

We operate in a foreign tax jurisdiction which has granted tax holidays, which will terminate in 2010 and 2011. The current tax benefit in 2009 and 2008 attributable to these holidays was $0.8 million or $0.01 per share and $1.3 million or $0.01 per share, respectively.

NEWPARK RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We file an income tax return in the U.S. federal jurisdiction, and various state and foreign jurisdictions. We are no longer subject to income tax examinations for substantially all tax jurisdictions for years prior to 1998.

We adopted the provisions for the accounting for uncertainty in income taxes, on January 1, 2007. As a result of the implementation of the accounting method, the Company recognized approximately a $0.8 million increase in the liability for unrecognized tax benefits, which was accounted for as an increase in the January 1, 2007 balance of retained deficit. During 2009 and 2008, no additional adjustments to the liability were recorded. The Company recognizes accrued interest related to unrecognized tax benefits in interest expense and penalties in operating expenses. The Company had no accrual for interest and penalties during the years ended December 31, 2009 and 2008.

9.	Capital Stock

Common stock

In November 2009, our stockholders approved and adopted an amendment to the Restated Certificate of Incorporation to increase the authorized shares of common stock from 100,000,000 to 200,000,000 shares.

Changes in outstanding Common Stock for the years ended December 31, 2009, 2008 and 2007 were as follows:

	2009	2008	2007
	( In thousands of shares)

Outstanding, beginning of year	91,140	90,215	89,675
Shares issued upon exercise of options	18	309	375
Shares issued under employee stock purchase plan	32	63	48
Shares issued for grants of time vested restricted stock	229	443	—
Shares issued upon vesting of performance units	254	110	117

Outstanding, end of year	91,673	91,140	90,215

Preferred stock and Warrant

We are authorized to issue up to 1,000,000 shares of Preferred Stock, $0.01 par value. There was no outstanding preferred stock at December 31, 2009, 2008 or 2007.

On June 1, 2000, we completed the sale of 120,000 shares of Series B Convertible Preferred Stock, $0.01 par value per share (the “Series B Preferred Stock”), and a warrant (the “Series B Warrant”) to purchase up to 1,900,000 shares of our common stock at an exercise price of $10.075 per share, subject to anti-dilution adjustments. Prior to 2006, all outstanding shares of the Series B Preferred Stock were converted to common stock. The Series B Warrant was originally issued with a seven year life, expiring June 1, 2007. This warrant contains certain registration provisions, which, if not met, reduce the exercise price of the warrant by 2.5%, for each year we are not in compliance with the registration requirements, and extend the term of the warrant. Effective May 1, 2009, we became compliant with the registration requirements for the warrant. Previously, we were not in compliance with these requirements which resulted in adjustments to the exercise price and extended the term of the warrant. As of December 31, 2009, the Series B Warrant, as adjusted for certain anti-dilution provisions, remains outstanding and provides for the right to purchase up to approximately 2.1 million shares of our common stock at an exercise price of $8.98, and expires in February 2012.

Treasury stock

During 2008, our Board of Directors approved a plan authorizing the repurchase of up to $25.0 million of our outstanding shares of common stock. During 2008, 2,618,195 shares were repurchased for an aggregate price of

NEWPARK RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

approximately $15.1 million. No additional purchases were made under this plan in 2009 and management does not intend to make any additional purchases under this plan in the foreseeable future. During 2009 and 2008, 104,824 and 28,214 shares were repurchased, respectively, for an aggregate price of $0.3 million and $0.2 million, representing employee shares surrendered in lieu of taxes under vesting of restricted stock awards.

All of the shares repurchased are held as treasury stock. Additionally, 23,468 shares in treasury stock were re-issued during 2009 pursuant to our employee stock purchase plan. We record treasury stock purchases under the cost method whereby the entire cost of the acquired stock is recorded as treasury stock.

10.	Earnings per Share

The following table presents the reconciliation of the numerator and denominator for calculating earnings per share:

	Year Ended December 31,
	2009	2008	2007
	(In thousands, except per share data)

Net (loss) income	$(20,573)	$38,458	$26,662

Weighted average number of common shares outstanding	88,500	88,987	90,015
Add: Net effect of dilutive stock options and warrants	—	232	512

Adjusted weighted average number of common shares outstanding	88,500	89,219	90,527

Net (loss) income per common share:
Basic	$(0.23)	$0.43	$0.30
Diluted	$(0.23)	$0.43	$0.29

Stock options and warrants excluded from calculation of diluted earnings per share because anti-dilutive for the period	6,613	4,674	4,069

11.	Stock Based Compensation and Other Benefit Plans

The following describes stockholder approved plans utilized by the Company for the issuance of stock based awards.

2003 Long-Term Incentive Plan

Our stockholders approved the 2003 Long Term Incentive Plan (“2003 Plan”) in June 2003. Under the 2003 Plan, awards of performance-based restricted stock units are made at the beginning of overlapping three-year performance periods. These awards vest and become payable in our common stock if certain performance criteria are met over the three-year performance period. Subject to adjustment upon a stock split, stock dividend or other recapitalization event, the maximum number of shares of common stock that may be issued under the 2003 Plan is 1,000,000. The common stock issued under the 2003 Plan will be from authorized but un-issued shares of our common stock, although shares re-acquired due to forfeitures or any other reason may be re-issued under the 2003 Plan. At December 31, 2009, 9,677 shares remained available for award under the 2003 Plan.

2004 Non-Employee Directors’ Incentive Compensation Plan

In June 2004, our stockholders approved the 2004 Non-Employee Directors’ Stock Option Plan (“2004 Plan”). Under the 2004 Plan, each new non-employee director, on the date of his or her election to the Board of Directors (whether elected by the stockholders or the Board of Directors), automatically is granted a stock option to purchase 10,000 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of

NEWPARK RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

grant. Twenty percent of those option shares become exercisable on each of the first through the fifth anniversaries of the date of grant. The 2004 Plan also provides for the automatic additional grant to each non-employee director of stock options to purchase 10,000 shares of common stock each time the non-employee director is re-elected to the Board of Directors. One-third of those option shares granted at re-election become exercisable on each of the first through the third anniversaries of the date of grant. The term of options granted under the 2004 Plan is 10 years. Non-employee directors are not eligible to participate in any other stock option or similar plans currently maintained by us. During 2007, stockholders approved the amended and restated 2004 Plan (renamed the 2004 Non-Employee Directors’ Incentive Compensation Plan) which authorizes grants of restricted stock to non-employee directors instead of stock options. Beginning in 2009, each non-employee director received $125,000 in restricted stock (valued as of the date of the annual stockholder’s meeting), upon their election/re-election. At December 31, 2009, 504,513 shares remained available for award under the amended 2004 Plan.

2006 Equity Incentive Plan

In December 2006, our stockholders approved the 2006 Equity Incentive Plan ( “2006 Plan”), pursuant to which the Compensation Committee of our Board of Directors (“Compensation Committee”) may grant to key employees, including executive officers and other corporate and divisional officers, a variety of forms of equity-based compensation, including options to purchase shares of common stock, shares of restricted common stock, restricted stock units, stock appreciation rights, other stock-based awards, and performance-based awards. During 2009, the 2006 Plan was amended to increase the number of shares available for issuance under the 2006 Plan to 5,000,000. At December 31, 2009, 692,030 shares remained available for award under the 2006 Plan, as amended.

The Compensation Committee approves the granting of all stock based compensation to employees, utilizing shares available under the 2003 Plan and 2006 Plan. Stock based awards are granted in a variety of forms, including stock options and performance-based restricted stock units. The Committee also grants other stock based awards to non-executive employees including cash-settled stock appreciation rights and cash-settled performance-based restricted stock equivalents, which are not part of the plans outlined above and are not available to executives or non-employee directors. Activity under each of these programs is described below.

Stock Options & Cash-Settled Stock Appreciation Rights

Stock options granted by the Compensation Committee during 2009 provide for equal vesting over a four year period and a term of ten years. Prior to 2009, options were generally granted over a three year vesting period with a ten year term. The exercise price of each stock option granted was equal to the fair market value on the date of grant.

The following table summarizes activity for our outstanding stock options for the year ended December 31, 2009:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Life (Years)	Value

Outstanding at beginning of period	3,029,696	$7.18
Granted	2,556,310	3.31
Exercised	(17,668)	2.93
Expired or cancelled	(588,384)	6.33

Outstanding at end of period	4,979,954	$5.31	7.27	$2,263,575

Options exercisable at end of period	1,924,831	$7.06	4.31	$16,944

NEWPARK RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We estimated the fair value of options granted on the date of grant using the Black-Scholes option-pricing model, with the following weighted average assumptions:

	Year Ended December 31,
	2009	2008	2007

Risk-free interest rate	2.93%	3.50%	5.00%
Expected life of the option in years	5.22	5.22	5.22
Expected volatility	62.5%	47.2%	47.2%
Dividend yield	—	—	—

The risk-free interest rate is based on the implied yield on a U.S. Treasury zero-coupon issue with a remaining term equal to the expected term of the option. The expected life of the option is based on observed historical patterns. The expected volatility is based on historical volatility of the price of our common stock. The dividend yield is based on the projected annual dividend payment per share divided by the stock price at the date of grant, which is zero because we have not paid dividends for several years and do not expect to pay dividends in the foreseeable future.

The following table summarizes information about the weighted-average exercise price and the weighted-average grant date fair value of stock options granted:

	Year Ended December 31,
	2009	2008	2007

Weighted-average exercise price of the stock on the date of grant	$3.31	$7.87	$7.77
Weighted-average grant date fair value on the date of grant	$1.85	$3.65	$3.77

All stock options granted for the years ended December 31, 2009, 2008 and 2007 reflected an exercise price equal to the market value of the stock on the date of grant.

The total intrinsic value of options exercised was $0.6 million for the years ended December 31, 2008 and 2007, while cash from option exercises totaled $1.8 million and $1.9 million, respectively. Per the table above, options exercised during 2009 were minimal.

The following table summarizes activity for outstanding cash-settled stock appreciation rights for the year-ended December 31, 2009:

Rights

Outstanding at the beginning of the period	730,300
Forfeited	(69,200)

Outstanding at the end of the period	661,100

During 2009, there were no additional grants of cash-settled stock appreciation rights. The remaining outstanding cash-settled stock appreciation rights, if vested and exercised, will ultimately be settled in cash for the difference between market value of our outstanding shares at the date of exercise, and $7.89. As such, the projected cash settlement is adjusted each period based upon an updated Black-Scholes options pricing model, adjusted for the ending fair market value of the underlying stock. At December 31, 2009, the fair market value of each cash-settled stock appreciation right was $1.21, resulting in a liability of $0.4 million.

Total compensation cost recognized for stock options and cash-settled stock appreciation rights during the years-ended December 31, 2009, 2008 and 2007 was $2.9 million, $2.2 million and $1.7 million, respectively. For the years ended December 31, 2009, 2008 and 2007, we recognized tax benefits resulting from the exercise of stock options totaling $0.0 million, $0.2 million and $0.2 million, respectively.

NEWPARK RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Performance-Based Restricted Stock Units & Cash-Settled Performance-Based Restricted Stock Units

The Compensation Committee may use various business criteria to set the performance objectives for awards of performance-based restricted stock units. For awards made during 2007, 2008 and 2009, the Compensation Committee determined that our cumulative earnings per share for the three-year performance period ending December 31, 2009, December 31, 2010 and December 31, 2011, respectively are the performance criterion for vesting in the award shares. Partial vesting occurs when our performance achieves “expected” levels, and full vesting occurs if our performance is at the “over-achievement” level, as measured over the entire three-year performance period. No shares vest if our performance level is below the “expected” level and straight-line interpolation will be used to determine vesting if performance is between “expected” and “over-achievement” levels.

The following table summarizes activity for outstanding performance-based restricted stock units for the year-ended December 31, 2009:

		Weighted-
		Average
		Grant Date
Nonvested Shares (Performance-Based)	Shares	Fair Value

Outstanding at beginning of the period	1,035,250	$7.13
Granted	526,700	3.31
Released	(244,435)	2.32
Forfeited	(228,535)	2.52

Outstanding at the end of the period	1,088,980	$5.74

During 2009, 244,435 shares were earned and released for the three-year performance period ending December 31, 2008. Subsequent to December 31, 2009, 344,500 shares were forfeited related to the three-year performance period ending December 31, 2009.

The following table summarizes activity for outstanding cash-settled performance-based restricted stock units for the year-ended December 31, 2009:

Nonvested Shares (Cash-Settled Performance Based)	Shares

Outstanding at beginning of the period	288,700
Forfeited	(22,900)

Outstanding at the end of the period	265,800

The cash-settled performance-based restricted stock units, if vested, will ultimately be settled in cash. As such, the projected cash settlement is adjusted each period based on changes in the market value of the underlying stock assuming performance criteria is met. As of December 31, 2009, the minimum performance objectives are not forecasted to be achieved and as such there is no liability recorded for these awards.

Total compensation cost (income) recognized for performance-based restricted stock units and cash-settled performance based restricted stock units was $(0.6) million, $2.0 million and $0.5 million for the years ended December 31, 2009, 2008 and 2007 respectively. The 2009 income of ($0.6) million reflects the reversal of the previous liability for these awards, based on the revised forecast of performance criteria for the three year measurement periods.

NEWPARK RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Restricted Stock Awards

Time-vested restricted stock awards are periodically granted to key employees, including grants for employment inducements, as well as to members of our Board of Directors. Employee awards provide for vesting periods ranging from three to five years. Non-employee director grants fully vest at the one year anniversary from the date of grant. Upon vesting of these grants, shares are issued to awards recipients. The following table summarizes activity for our outstanding time-vesting restricted stock awards for the year-ended December 31, 2009.

		Weighted-
		Average
		Grant Date
Nonvested Shares (Time-Vesting)	Shares	Fair Value

Nonvested at January 1, 2009	346,666	$6.99
Granted	188,820	3.31
Vested	(176,666)	6.88

Nonvested at December 31, 2009	358,820	$5.10

Total compensation cost recognized for restricted stock awards was $1.4 million, $1.4 million and $1.2 million for the years ended December 31, 2009, 2008 and 2007 respectively. Total unrecognized compensation cost at December 31, 2009 related to restricted stock awards is approximately $0.7 million which is to be expected to be recognized over the next 1.3 years. During the years ended December 31, 2009, 2008 and 2007, the total fair value of shares vested was $0.6 million $2.5 million and $0.7 million, respectively.

For the years ended December 31, 2009, 2008 and 2007 we recognized tax benefits resulting the vesting of share awards totaling $0.4 million, $0.4 million and $0.3 million, respectively.

Defined Contribution Plan

Substantially all of our U.S. employees are covered by a defined contribution plan (“401(k) Plan”). Employees may voluntarily contribute up to 50% of compensation, as defined in the 401(k) Plan. In response to the significant declines in activity during the first half of 2009, we executed cost reduction programs which included the temporary elimination of our 401(k) matching for U.S. employees during the second quarter of 2009. Prior to this, participants’ contributions, up to 3% of compensation, were matched 100% by us, and the participants’ contributions, from 3% to 6% of compensation, were matched 50% by us. Under the 401(k) Plan, our cash contributions were $1.5 million, $2.7 million and $2.2 million in 2009, 2008 and 2007, respectively. Subsequent to December 31, 2009, we announced that 401(k) matching for U.S. employees will resume in March 2010.

12.	Segment and Related Information

Our Company consists of three reportable segments, which offer different products and services to a relatively homogenous customer base. The reportable segments include: Fluids Systems and Engineering, Mats and Integrated Services, and Environmental Services. Intersegment revenues are generally recorded at cost for items which are included in inventory of the purchasing segment, and at standard markups for items which are included in cost of revenues of the purchasing segment. All intersegment revenues and related profits have been eliminated.

Fluids Systems and Engineering — Our Fluids Systems and Engineering business offers unique solutions including highly technical drilling projects involving complex subsurface conditions, such as horizontal directional, geologically deep or deep water drilling. These projects require increased monitoring and critical engineering support of the fluids system during the drilling process. We provide drilling fluids products and technical services to the North American, European, North African, and the Brazilian market. We also provide completion fluids services and equipment rental to customers in Oklahoma and Texas.

NEWPARK RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We also have industrial mineral grinding operations which are included in our Fluids Systems and Engineering business. The operation grinds barite, a mineral used in drilling fluids products. In addition to providing this critical raw material for our drilling fluids products, the grinding operation also sells barite and other industrial minerals to third parties. Together, our drilling fluids and mineral grinding operations serve to comprise the Fluids Systems and Engineering reportable segment.

Mats and Integrated Services — This segment provides mat rentals and related well site services to E&P customers in the U.S. Gulf Coast, Western Colorado, and Northeast U.S. regions, as well as mat rentals to the utility industry in the U.K,. which ensure all-weather access to sites with unstable soil conditions common to these areas. This segment also manufactures our DuraBaseTM composite mat system for sales into domestic and international markets as well as for use in our domestic rental operations. The principal customers are major independent and multi-national E&P companies.

Environmental Services — This segment provides disposal services for both oilfield E&P waste and industrial waste. The primary method used for disposal is low pressure injection into environmentally secure geologic formations deep underground. This segment operates in the U.S. Gulf Coast and West Texas markets.

NEWPARK RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Summarized financial information concerning our reportable segments is shown in the following tables:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Revenues
Fluids Systems & Engineering	$409,450	$706,288	$522,714
Mats & Integrated Services	37,476	89,654	90,050
Environmental Services	43,349	62,408	58,443

Total Revenues	$490,275	$858,350	$671,207

Depreciation and Amortization
Fluids Systems & Engineering	$13,739	$11,967	$8,892
Mats & Integrated Services	10,309	10,603	9,479
Environmental Services	3,339	4,142	4,316
Corporate Office	751	631	914

Total Depreciation and Amortization	$28,138	$27,343	$23,601

Operating (Loss) Income
Fluids Systems & Engineering	$1,994	$87,249	$66,065
Mats & Integrated Services	(7,840)	1,846	12,770
Environmental Services	7,711	9,031	10,491
Corporate Office	(17,190)	(26,630)	(22,923)

Operating (Loss) Income	$(15,325)	$71,496	$66,403

Segment Assets
Fluids Systems & Engineering	$409,054	$494,477	$400,083
Mats & Integrated Services	77,868	99,123	117,724
Environmental Services	66,966	80,222	82,316
Assets of discontinued operations	—	—	6,026
Corporate	31,226	39,857	37,344

Total Assets	$585,114	$713,679	$643,493

Capital Expenditures
Fluids Systems & Engineering	$12,748	$17,111	$12,433
Mats & Integrated Services	4,604	2,922	1,950
Environmental Services	865	1,852	5,140
Corporate	326	609	2,653

Total Capital Expenditures	$18,544	$22,494	$22,176

NEWPARK RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table sets forth information about our operations by geographic area. Revenues by geographic location are determined based on the location in which services are rendered or products are sold.

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Revenue
United States	$334,986	$692,247	$560,657
Canada	13,432	26,620	22,488
Mediterranean	115,926	123,174	87,024
Brazil and Mexico	25,931	16,309	1,038

Total Revenue	$490,275	$858,350	$671,207

Operating (Loss) income
United States	$(26,827)	$52,855	$52,571
Canada	(3,048)	980	(2,301)
Mediterranean	20,650	18,363	18,135
Brazil and Mexico	(6,100)	(702)	(2,002)

Total Operating (Loss) Income	$(15,325)	$71,496	$66,403

Assets
United States	$423,470	$571,898	$531,417
Canada	24,754	26,011	28,797
Mediterranean	97,873	98,296	79,027
Brazil and Mexico	39,017	17,474	4,252

Total Assets	$585,114	$713,679	$643,493

13.	Supplemental Cash Flow and Other Information

Included in accounts payable and accrued liabilities at December 31, 2009, 2008 and 2007, were equipment purchases of $1.4 million, $0.8 million and $0.3 million, respectively.

Accrued liabilities at December 31, 2009 and 2008 were $25.3 million and $38.9 million respectively. The year-ended December 31, 2008 included $6.6 million related to accrued income taxes, sales and property taxes.

During the year ended December 31, 2007, we financed the acquisition of property, plant and equipment with capital leases totaling $1.0 million. During the years ended December 31, 2009 and 2008, we did not finance the acquisition of property, plant and equipment with capital leases.

14.	Commitments and Contingencies

SEC Investigation

On March 12, 2007, we were advised that the SEC opened a formal investigation into the matters disclosed in Amendment No. 2 to our Annual Report on Form 10-K/A filed on October 10, 2006. We have and will continue to cooperate fully with the SEC’s investigation. On July 16, 2009, the SEC filed a civil lawsuit against our former Chief Financial Officer, the former Chief Financial Officer of our Soloco business unit and one former vendor in connection with the transactions that were described in the Amended Form 10-K/A. Subsequently, the SEC announced that it reached a settlement of its claims against the former vendor. The company has not been named as a defendant in this lawsuit.

In the ordinary course of conducting our business, we become involved in litigation and other claims from private party actions, as well as judicial and administrative proceedings involving governmental authorities at the federal, state and local levels. In the opinion of management, any liability in these matters should not have a material effect on our consolidated financial statements.

NEWPARK RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Leases

We lease various manufacturing facilities, warehouses, office space, machinery and equipment, including transportation equipment, under operating leases with remaining terms ranging from one to 10 years, with various renewal options. Substantially all leases require payment of taxes, insurance and maintenance costs in addition to rental payments. Total rental expenses for all operating leases were approximately $29.4 million, $32.6 million and $25.3 million for the years ending 2009, 2008, and 2007, respectively.

Future minimum payments under non-cancelable operating leases, with initial or remaining terms in excess of one year are as follows (in thousands):

2010	$18,138
2011	8,955
2012	6,014
2013	3,425
2014	1,260
Thereafter	230

$38,022

Future minimum payments under capital leases are as follows (in thousands):

2010	$287
2011	72
2012	72
2013	72
2014	72
Thereafter	256

$831

Other

In conjunction with our insurance programs, we had established letters of credit in favor of certain insurance companies in the amount of $3.6 million and $3.1 million at December 31, 2009 and 2008, respectively. In addition, as of December 31, 2009 and 2008, we had established other letters of credit in favor of our suppliers in the amount of $6.3 million and $0.3 million, respectively. We also had $8.5 million in guarantee obligations in connection with facility closure bonds and other performance bonds issued by insurance companies and outstanding as of December 31, 2009 and 2008.

In our industrial minerals business, we have purchase obligations for barite, a critical raw material in drilling fluids products which totaled $24.3 million at December 31, 2009. The obligations include purchases of $8.1 million in 2010 with the balance in 2011 and 2012.

Other than normal operating leases for office and warehouse space, barges, rolling stock and other pieces of operating equipment, we do not have any off-balance sheet financing arrangements or special purpose entities. As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such financing arrangements.

We are self-insured for health claims up to a certain policy limit. Claims in excess of $200,000 per incident are insured by third-party insurers. At December 31, 2009 and 2008, we had accrued liabilities of $1.2 million and $1.5 million, respectively for outstanding and incurred, but not reported, claims based on historical experience. These estimated claims are expected to be paid within one year of their occurrence.

NEWPARK RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We are self-insured for certain workers’ compensation, auto and general liability claims up to a certain policy limit. Claims in excess of $750,000 are insured by third-party reinsurers. At December 31, 2009 and 2008, we had accrued a liability of $1.9 million and $1.7 million, respectively, for the uninsured portion of claims.

We maintain accrued liabilities for asset retirement obligations, which represent obligations associated with the retirement of tangible long-lived assets that result from the normal operation of the long-lived asset. Our asset retirement obligations primarily relate to repair cost obligations associated with the return of leased barges as well as required expenditures associated with owned and leased facilities. Upon settlement of the liability, a gain or loss for any difference between the settlement amount and the liability recorded is recognized. As of December 31, 2009 and 2008, we had accrued asset retirement obligations of $1.0 million and $0.6 million, respectively.

15.	Supplemental Selected Quarterly Financial Data (Unaudited)

	Quarter Ended
	First	Second	Third		Fourth
	Quarter	Quarter	Quarter		Quarter
	(In thousands, except per share amounts)

Fiscal Year 2009
Revenues	$126,938	$109,599	$118,208		$135,530
Operating (loss) income	(12,779)	(9,922)	2,238	(1)	5,138
(Loss) income from continuing operations	(12,004)	(8,787)	202		16
Net (loss) income	(12,004)	(8,787)	202		16

Basic earnings per share:
(Loss) income from continuing operations	(0.14)	(0.10)	0.00		0.00
Net (loss) income	(0.14)	(0.10)	0.00		0.00

Diluted earnings per share:
(Loss) income from continuing operations	(0.14)	(0.10)	0.00		0.00
Net (loss) income	(0.14)	(0.10)	0.00		0.00

Fiscal Year 2008
Revenues	$194,736	$210,497	$226,184		$226,933
Operating income	20,614	18,017	18,239	(2)	14,626	(3)
Income from continuing operations	11,396	10,086	10,589		7,229
Net income	11,351	10,002	10,418		6,687

Basic earnings per share:
Income from continuing operations	0.13	0.11	0.12		0.08
Net income	0.13	0.11	0.12		0.08

Diluted earnings per share:
Income from continuing operations	0.13	0.11	0.12		0.08
Net income	0.13	0.11	0.12		0.08

(1)	Includes $2.3 million of other income, reflecting proceeds of business interruption insurance claims related to hurricanes in 2008.

(2)	Includes $3.5 million in legal and related transaction costs associated with the abandoned sale of the U.S. Environmental Services business.

(3)	Includes $2.5 million in asset write-offs and $0.8 million of legal and related transaction costs which were associated with the abandoned sale of the U.S. Environmental Services business.

Note 16 — Guarantor and Non-Guarantor Financials
     We anticipate filing a Registration Statement on Form S-3 (the “Form S-3”) relating to securities that may be issued by the Company from time to time. We may, in the future, issue debt securities registered pursuant to the Form S-3 that are fully and unconditionally guaranteed by certain subsidiaries of the Company, as identified in the Form S-3, and primarily consist of our U.S. subsidiaries. As a result, we are required to present condensed consolidating financial information regarding the guarantors and non-guarantors of the securities in accordance with SEC Regulation S-X Rule 3-10. As specified in Rule 3-10, the condensed consolidating balance sheets, results of operations, and statements of cash flows presented on the following pages meet the requirements for financial statements of the issuer and each guarantor of the debt securities because the guarantors are all direct or indirect wholly-owned subsidiaries of Newpark Resources, Inc., and all of the guarantees are full and unconditional on a joint and several basis. The condensed consolidating balance sheets as of December 31, 2009 and December 31, 2008, and condensed consolidating results of operations and cash flows for the years ended December 31, 2009, 2008, and 2007 are as follows:
Condensed Consolidating Balance Sheets:

	December 31, 2009
(in thousands)		Guarantor	Non-guarantor	Consolidating
	Parent	subsidiaries	subsidiaries	entries	Consolidated

ASSETS
Cash and cash equivalents	$162	$—	$11,372	$—	$11,534
Receivables, net	9	72,985	49,392	—	122,386
Inventories	—	72,197	43,298	—	115,495
Deferred tax asset	155	7,091	211	—	7,457
Prepaid expenses and other current assets	1,937	2,384	7,419	—	11,740

Total current assets	2,263	154,657	111,692	—	268,612

Property, plant and equipment, net	3,766	194,902	25,957	—	224,625
Goodwill	—	38,237	24,039	—	62,276
Other intangible assets, net	—	13,249	2,788	—	16,037
Deferred tax and other assets	38,379	680	1,151	(26,646)	13,564
Investment in subsidiaries	93,860	26,171	—	(120,031)	—

Total assets	$138,268	$427,896	$165,627	$(146,677)	$585,114

LIABILITIES AND STOCKHOLDERS’ EQUITY
Foreign bank lines of credit	$—	$—	$6,901	$—	$6,901
Current maturities of long-term debt	10,000	107	212	—	10,319
Accounts payable	1,195	38,317	23,480	—	62,992
Accrued liabilities	7,940	7,945	9,405	—	25,290

Total current liabilities	19,135	46,369	39,998	—	105,502

Long-term debt, less current portion	105,000	—	810	—	105,810
Deferred tax liability	—	27,437	1,292	(26,646)	2,083
Other noncurrent liabilities	1,782	10	1,905	—	3,697
Net intercompany (receivable) payable	(356,257)	295,408	60,849	—	—

Total liabilities	(230,340)	369,224	104,854	(26,646)	217,092

Common stock	917	24,907	25,945	(50,852)	917
Paid-in capital	460,544	56,423	3	(56,426)	460,544
Accumulated other comprehensive income	5,230	—	17,241	(13,836)	8,635
Retained (deficit) earnings	(82,669)	(22,658)	17,584	1,083	(86,660)
Treasury stock, at cost	(15,414)	—	—	—	(15,414)

Total stockholders equity	368,608	58,672	60,773	(120,031)	368,022

Total liabilities and stockholders equity	$138,268	$427,896	$165,627	$(146,677)	$585,114

	December 31, 2008
(in thousands)		Guarantor	Non-guarantor	Consolidating
	Parent	subsidiaries	subsidiaries	Entries	Consolidated

ASSETS
Cash and cash equivalents	$—	$—	$8,252	$—	$8,252
Receivables, net	19	159,547	51,800	—	211,366
Inventories	—	111,047	38,257	—	149,304
Deferred tax asset	15,617	6,567	625	—	22,809
Prepaid expenses and other current assets	2,005	4,153	4,904	—	11,062

Total current assets	17,641	281,314	103,838	—	402,793

Property, plant and equipment, net	3,215	208,489	14,923	—	226,627
Goodwill	—	38,237	22,031	—	60,268
Other intangible assets, net	—	16,128	2,812	—	18,940
Deferred tax and other assets	1,849	894	2,308	—	5,051
Investment in subsidiaries	93,860	26,171	—	(120,031)	—

Total assets	$116,565	$571,233	$145,912	$(120,031)	$713,679

LIABILITIES AND STOCKHOLDERS’ EQUITY
Foreign bank lines of credit	$—	$—	$11,302	$—	$11,302
Current maturities of long-term debt	10,000	327	64	—	10,391
Accounts payable	549	63,040	25,429	—	89,018
Accrued liabilities	13,758	15,814	9,374	—	38,946

Total current liabilities	24,307	79,181	46,169	—	149,657

Long-term debt, less current portion	166,000	107	354	—	166,461
Deferred tax liability	8,278	7,446	255	—	15,979
Other noncurrent liabilities	1,474	345	1,881	—	3,700
Net intercompany (receivable) payable	(411,399)	365,990	45,409	—	—

Total liabilities	(211,340)	453,069	94,068	—	335,797

Common stock	911	24,907	25,950	(50,857)	911
Paid-in capital	457,011	56,423	3	(56,425)	457,012
Accumulated other comprehensive income	4,405	—	10,729	(13,838)	1,296
Retained (deficit) earnings	(119,172)	36,834	15,162	1,089	(66,087)
Treasury stock, at cost	(15,250)	—	—	—	(15,250)

Total stockholders equity	327,905	118,164	51,844	(120,031)	377,882

Total liabilities and stockholders equity	$116,565	$571,233	$145,912	$(120,031)	$713,679

Condensed Consolidated Statements of Operations:

	Consolidated Statements of Operations
	Year Ended December 31, 2009
(in thousands)		Guarantor	Non-guarantor	Consolidating
	Parent	subsidiaries	subsidiaries	entries	Consolidated

Revenues	$—	$334,981	$155,294	$—	$490,275

Cost of revenues	—	319,774	127,850	—	447,624
Selling, general and administrative expenses	17,183	27,348	16,674	—	61,205
Other income, net	—	(2,549)	(680)	—	(3,229)

Operating (loss) income	(17,183)	(9,592)	11,450		(15,325)

Foreign currency exchange gain	—	(49)	(1,821)	—	(1,870)
Interest expense (income), net	9,121	(72)	285	—	9,334
Intercompany interest (income) expense	(1,374)	(2,539)	3,913	—	—

(Loss) income from operations before income taxes	(24,930)	(6,932)	9,073	—	(22,789)
Provision for income taxes	(6,941)	(1,932)	6,657	—	(2,216)
Equity in income (loss) of subsidiaries	(2,584)	7,379	—	(4,795)	—

Net (loss) income	$(20,573)	$2,379	$2,416	$(4,795)	$(20,573)

	Consolidated Statements of Operations
	Year Ended December 31, 2008
(in thousands)		Guarantor	Non-guarantor	Consolidating
	Parent	subsidiaries	subsidiaries	entries	Consolidated

Revenues	$—	$692,210	$166,140	$—	$858,350

Cost of revenues	—	569,886	133,544	—	703,430
Selling, general and administrative expenses	26,628	40,346	14,420	—	81,394
Other (income) expense, net	(10)	2,492	(452)	—	2,030

Operating (loss) income	(26,618)	79,486	18,628	—	71,496

Foreign currency exchange loss	—	179	1,090	—	1,269
Interest expense	10,200	45	636	—	10,881
Intercompany interest (income) expense	(1,416)	(1,237)	2,653	—	—

(Loss) income from continuing operations before income taxes	(35,402)	80,499	14,249	—	59,346
Provision for income taxes	(12,900)	28,738	4,208	—	20,046

(Loss) income from continuing operations	(22,502)	51,761	10,041	—	39,300
(Loss) income from discontinued operations, net of tax	—	(924)	82	—	(842)
Equity in income of subsidiaries	60,960	11,380	—	(72,340)	—

Net income (loss)	$38,458	$62,217	$10,123	$(72,340)	$38,458

	Consolidated Statements of Operations
	Year Ended December 31, 2007
(in thousands)		Guarantor	Non-guarantor	Consolidating
	Parent	subsidiaries	subsidiaries	entries	Consolidated

Revenues	$—	$560,656	$110,551	$—	$671,207

Cost of revenues	—	448,347	82,780	—	531,127
Selling, general and administrative expenses	22,300	36,804	13,953	—	73,057
Other expense (income), net	12	(51)	659	—	620

Operating (loss) income	(22,312)	75,556	13,159	—	66,403

Foreign currency exchange (gain) loss	(6)	10	(1,087)	—	(1,083)
Interest expense	19,940	61	250	—	20,251
Intercompany interest (income) expense	(1,553)	(228)	1,781	—	—

(Loss) income from continuing operations before income taxes	(40,693)	75,713	12,215	—	47,235
Provision for income taxes	(14,539)	27,616	2,395	—	15,472

(Loss) income from continuing operations	(26,154)	48,097	9,820	—	31,763

Loss from discontinued operations, net of tax	—	(2,156)	(1,332)	—	(3,488)
Loss from disposal of discontinued operations, net of tax	—	(1,613)	—	—	(1,613)
Equity in income of subsidiaries	52,816	12,027	—	(64,843)	—

Net income (loss)	$26,662	$56,355	$8,488	$(64,843)	$26,662

Condensed Consolidated Cash Flows:

	Consolidated Statements of Cash Flows
	Year Ended December 31, 2009
(in thousands)		Guarantor	Non-guarantor
	Parent	subsidiaries	subsidiaries	Consolidated

Net cash (used in) provided by operating activities	$(20,709)	$104,350	$5,178	$88,819

Net cash used in investing activities	(326)	(7,596)	(9,222)	(17,144)

Net (payments) borrowings on lines of credit	(51,000)	—	(4,701)	(55,701)
Principal payments on notes payable and long-term debt	(10,000)	(327)	(112)	(10,439)
Inter-company borrowings (repayments)	82,322	(96,427)	14,105	—
Other financing activities	(125)	—	—	(125)

Net cash provided by (used in) financing activities	21,197	(96,754)	9,292	(66,265)

Effect of exchange rate changes on cash	—	—	(2,128)	(2,128)

Net increase in cash	162	—	3,120	3,282
Cash at the beginning of the period	—	—	8,252	8,252

Cash at the end of the period	$162	$—	$11,372	$11,534

	Consolidated Statements of Cash Flows
	Year Ended December 31, 2008
(in thousands)		Guarantor	Non-guarantor
	Parent	subsidiaries	subsidiaries	Consolidated

Net cash (used in) provided by operating activities	$(15,704)	$35,612	$8,779	$28,687

Net cash (used in) provided by investing activities	(609)	(12,990)	(9,569)	(23,168)

Net borrowings on lines of credit	19,000	—	4,593	23,593
Principal payments on notes payable and long-term debt	(11,166)	(319)	(767)	(12,252)
Inter-company borrowings (repayments)	21,653	(22,348)	695	—
Purchase of treasury stock	(15,250)	—	—	(15,250)
Other financing activities	1,910	—	(63)	1,847

Net cash provided by (used in) financing activities	16,147	(22,667)	4,458	(2,062)

Effect of exchange rate changes on cash	—	—	(946)	(946)

Net (decrease) increase in cash	(166)	(45)	2,722	2,511
Cash at the beginning of the period	166	45	5,530	5,741

Cash at the end of the period	$—	$—	$8,252	$8,252

	Consolidated Statements of Cash Flows
	Year Ended December 31, 2007
(in thousands)		Guarantor	Non-guarantor
	Parent	subsidiaries	subsidiaries	Consolidated

Net cash (used in) provided by operating activities	$(19,851)	$86,154	$1,868	$68,171

Capital expenditures	(2,653)	(15,096)	(4,427)	(22,176)
Business acquisitions	—	(23,203)	—	(23,203)
Other investing	—	5,087	—	5,087

Net cash used in investing activities	(2,653)	(33,212)	(4,427)	(40,292)

Net borrowings (payments) on lines of credit	72,175	—	(4,806)	67,369
Principal payments on notes payable and long-term debt	(151,023)	(3,706)	(297)	(155,026)
Long-term borrowings	50,000	—	—	50,000
Inter-company borrowings (repayments)	45,472	(51,242)	5,770	—
Other financing activities	2,243	(235)	—	2,008

Net cash provided by (used in) financing activities	18,867	(55,183)	667	(35,649)

Effect of exchange rate changes on cash	—	—	758	758

Net decrease in cash	(3,637)	(2,241)	(1,134)	(7,012)
Cash at the beginning of the period	3,803	2,286	6,664	12,753

Cash at the end of the period	$166	$45	$5,530	$5,741